UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

TAYLOR MORRISON HOME CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The below is a transcript from a televised interview with Sheryl Palmer, Chairman and Chief Executive Officer of Taylor Morrison Home Corporation, which originally aired on CNBC on June 1, 2026

[00:00:00.03] - CNBC

Now to the deal news of the day. Homebuilder Taylor Morrison surging after Berkshire Hathaway announced plans to acquire the firm for $6.8 billion. The deal is expected to close in the second half of the year. And joining us first on CNBC is Taylor Morrison CEO Sheryl Palmer. Sheryl, welcome. Good to have you.

[00:00:18.10] – Sheryl Palmer

Thanks. So good to be here.

[00:00:20.27] - CNBC

So congrats on the deal. Tell us a little bit about when and how this came together.

[00:00:26.02] - Sheryl Palmer

Oh, it’s a very exciting time. I’m joining the Berkshire Hathaway family. I have to tell you, Sarah, it’s a once in a lifetime opportunity for the company, for the brand, our team members across the country. I started speaking with Greg Abel probably just a number of weeks ago, and I’m very excited. I think it showed a great deal of confidence in the organization and what we’ve built over the last 13 years as a public company. So it’s very exciting.

[00:00:58.05] - CNBC

What was his— what was his pitch to you?

[00:01:01.11] - Sheryl Palmer

Well, as you know, Sarah, they have this wonderful collection of on-site builders and they build generally around the first-time buyer. I think their average sales price has been, you know, in the low $400,000 range. And if you think about the Berkshire ecosystem and what they’ve built for decades, I think what Greg saw was the opportunity on a national scale to build a platform. And then you think about just the investment horizon and the way our homebuilding industry works and the vision they have to be something very unique in the industry.

[00:01:39.25] - CNBC

Yeah, I was just going to ask how they’re— I mean, they own what, Clayton Homes? They have Benjamin Moore, Benjamin Moore paint. I mean, they clearly have exposure, how that ultimately can catapult a company like Taylor Morrison and where you see the synergies.

[00:01:54.25] - Sheryl Palmer

Oh my goodness. It allows us to focus, Sarah, on the long game. I mean, if you think about the cycles of our industry, acquiring land at the right time, at the right prices, investing through cycle downturns, maybe when others pull back, building communities that could take years and years to develop. This is exactly the patient capital advantage that Berkshire provides to the companies they own. So when you overlay that with our— in our industry, this is a transformational moment for, I think, our scale, the Berkshire platform, the brand, the financial strength, and to your point, the collective future that we all have together.

[00:02:38.05] - CNBC

Just trying to imagine the discussion around the table. Was there any argument against accepting a bid?

[00:02:45.16] - Sheryl Palmer

I don’t think there was an argument. I think it had to be the right opportunity for our shareholders and for the organization. And we got to, I think, a very good place. So, no, I wouldn’t call it an argument. I would call it successful negotiations and the appropriate edge that we should have had as we went through the process.

[00:03:08.27] - CNBC

Yeah. Sheryl, it’s David. You know, in listening to you discuss the merits of the transaction, I certainly understand it for your employees and the company, but obviously your shareholders are getting cashed out. And I’m curious, again, when you had that conversation with Berkshire, why is this the right price? There’s always going to be people who say you’re undervaluing yourself. Where did you come in in terms of why you feel and what you can tell your shareholders why this is an appropriate price for which to be bought out?

[00:03:35.00] - Sheryl Palmer

Yeah, I think we’ve gone through the process, David, of looking at all the precedent transactions. You know, there’s a number of strategies that get deployed when you’re looking at an offer. You look at the way the business has been trading over the last many years. You look at where we are in the cycle. I would tell you, based on the notes I’ve received from our shareholders overnight, I think they’re very excited for the organization. They see the absolute cultural fit. The deal is really intended to provide the opportunity to build on what Taylor Morrison has accomplished over all those years. Berkshire buys companies because they believe in them. They let them continue to do what they do. It’s such a unique opportunity when you put their prior investments along with our portfolio to create a national presence. And I— our shareholders are extremely excited about it. I would describe it again over the top, David, as they’re getting listed. I think when you put the most trusted most admired, respected brand on our planet, along with the most trusted builder for 11 straight years, it’s a wonderful combination.

* * *

FORWARD-LOOKING STATEMENTS

The foregoing contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include, but are not limited to, statements concerning the Company’s expectations, plans, intentions, strategies or prospects with respect to the proposed transaction. These statements are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “hope,” “hopeful,” “likely,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” “would” or the negative or plural of these words or similar expressions or variations. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by the forward-looking statements. These factors include, among others: (i) the ability of the parties to complete the proposed transaction on the anticipated terms and timing, or at all; (ii) the satisfaction or waiver of other conditions to the completion of the proposed transaction, including obtaining required shareholder and regulatory approvals; (iii) the risk that the Company’s stock price may fluctuate during the pendency of the proposed transaction and may decline if the proposed transaction is not completed; (iv) potential litigation relating to the proposed transaction that could be instituted against the Company or its directors, managers or officers, including the delay, expense or other effects of any outcomes related thereto; (v) the risk that disruptions from the proposed transaction will harm the Company’s business, including current plans and operations, including during the pendency of the proposed transaction; (vi) the ability of the Company to retain, motivate and hire key personnel; (vii) the diversion of management’s time and attention from ordinary course business operations to completion of the proposed transaction and integration matters; (viii) potential adverse reactions or changes to business relationships resulting from the announcement, pendency or completion of the proposed transaction; (ix) legislative, regulatory and economic developments; (x) potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed transaction that could affect the Company’s financial performance; (xi) certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, outbreaks of war or hostilities or global pandemics, as well as management’s response to any of the aforementioned factors; (xiii) the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xiv) unexpected costs, liabilities or delays associated with the transaction; (xv) the response of competitors to the transaction; (xvi) the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction, including in circumstances requiring the Company to pay a termination fee; (xvii) the ability to realize the anticipated benefits of the proposed transaction, including the expected synergies and cost saving; (xviii) the possibility that competing or superior acquisition proposals for the Company will be made; and (xix) other risks set forth under the heading “Risk Factors,” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and in the Company’s subsequent filings with the Securities and Exchange Commission. You should not rely upon forward-looking statements as predictions of future events. Actual results and outcomes could differ materially from the results described in or implied by such forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of Taylor Morrison Home Corporation by Berkshire Hathaway Inc. In connection with this proposed acquisition, Taylor Morrison Home Corporation plans to file one or more proxy statements or other documents with the SEC. This communication is not a substitute for any proxy statement or other document that Taylor Morrison Home Corporation may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF TAYLOR MORRISON HOME CORPORATION ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of Taylor Morrison Home Corporation. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Taylor Morrison Home Corporation through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Taylor Morrison Home Corporation will be available free of charge on Taylor Morrison Home Corporation’s internet website at https://investors.taylormorrison.com/investor-relations/default.aspx or upon written request to: Taylor Morrison Home Corporation, Investor Relations, 4900 N. Scottsdale Road, Suite 2000, Scottsdale, AZ 85251, or by email at investor@taylormorrison.com.

Participants in Solicitation

Taylor Morrison Home Corporation, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Taylor Morrison Home Corporation is set forth in its proxy statement for its 2026 annual meeting of stockholders, which was filed with the SEC on April 10, 2026. To the extent that holdings of Taylor Morrison Home Corporation’s securities by its directors or executive officers have changed since the amounts set forth in Taylor Morrison Home Corporation’s proxy statement for its 2026 annual meeting of stockholders, such changes have been or will be reflected on Initial Statements of beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.

Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement relating to the proposed transaction and other relevant materials to be filed with the SEC when they become available. These documents can be obtained free of charge from the sources indicated above.

Taylor Morrison Home Corporation

Investor Relations

4900 N. Scottsdale Road, Suite 2000, Scottsdale, AZ 85251

investor@taylormorrison.com

https://investors.taylormorrison.com/investor-relations/default.aspx